Distribution Agreement

Calvert Investment Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

Calvert Social Investment Fund

           Calvert Equity Portfolio

Class A

N/A

CALVERT SOCIAL INVESTMENT FUND

BY: /s/William M. Tartikoff

William M. Tartikoff

Vice President and Secretary

Calvert INVESTMENT DISTRIBUTORS, INC.

BY: /s/Ronald M. Wolfsheimer

Ronald M. Wolfsheimer

Executive Vice President, Chief Financial and

Administrative Officer

Effective Date: September 16, 2011